EXHIBIT 10.1
FOURTH AMENDMENT

2015 SEAGATE DEFERRED COMPENSATION PLAN

The 2015 Seagate Deferred Compensation Plan, effective as of January 1, 2015 (the "Plan"), is hereby amended by this Fourth Amendment (the "Amendment").

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, Seagate US LLC (the "Company") maintains the Plan, which is a nonqualified deferred compensation plan, for the benefit of eligible employees of the Company and Participating Companies;

WHEREAS, Section 8.5 of the Plan document provides that the Seagate Benefits Administrative Committee (the "Committee") has the authority to adopt and execute any amendments to the Plan, and the Committee has delegated that authority to the Senior Director, Global Benefits and the Senior Manager, Americas Benefits of the Seagate Benefits Department; and

WHEREAS, pursuant to authority granted to the Committee under Section 8.5, and the Committee's delegation, the Senior Director, Global Benefits has determined that it is appropriate to amend the Plan document to (1) remove the option for Participants to elect to receive distributions in quarterly installments; and (2) provide that Participants have the option to elect to receive distributions in annual installments over a period not to exceed seven years.

NOW, THEREFORE, BE IT RESOLVED, that the Amendment, as set forth in the attached Exhibit, is hereby approved and adopted effective substantially in the form attached.

FOURTH AMENDMENT

2015 SEAGATE DEFERRED COMPENSATION PLAN

The 2015 Seagate Deferred Compensation Plan, effective as of January 1, 2015 (the "Plan"), is hereby amended as follows:

1.Effective January 1, 2020, Subsection 6.2(b) is amended in its entirety to read as follows:

"(b) Optional Forms of Distribution.
(1) Quarterly Installments. With respect to deferred amounts attributable to services provided prior to January 1, 2020, a Participant may, in lieu of a lump sum distribution specified in Subsection 6.2(a) above, elect any of the following optional forms of distribution (subject to Subsection 6.2(c) below):
Form(s) of Distribution
Quarterly installments over 3 years
Quarterly installments over 5 years
Quarterly installments over 10 years
Quarterly installments over 15 years
For the avoidance of doubt, with respect to deferred amounts attributable to services provided on and after January 1, 2020, a Participant may not elect to receive a distribution in quarterly installments.
(2) Annual Installments. With respect to deferred amounts attributable to services provided on and after January 1, 2020, a Participant may, in lieu of a lump sum distribution specified in Subsection 6.2(a) above, elect to receive a distribution in annual installments over a period not to exceed seven (7) years (subject to Subsection 6.2(c) below). Such annual installment distributions will commence in January in the year immediately following the Participant's separation from service, and each annual installment distribution will continue each subsequent January. In accordance with Section 6.5, below, if a Participant elects to receive a distribution in annual installments and is a Specified Employee on the date of the separation from service, and the separation from service occurs after July 1, the annual installment distributions will commence at least six months after the separation from service and any subsequent annual installment distributions will occur in January.
(3) Notwithstanding any elections by the Participant, if the Participant's entire or remaining Distributable Amount becomes Fifty Thousand Dollars ($50,000) or less as of the Payment Commencement Date, such Distributable Amount shall be distributed in a lump sum on the Payment Commencement Date. Notwithstanding anything to the contrary, any such election under this Subsection 6.2(b)(3) shall apply to distributions upon separation from service and Disability, but shall not apply to distributions payable upon the Participant's death at any time. Notwithstanding anything to the contrary, a Participant may make an election to receive distribution in the installment forms of distribution above, in lieu of a lump sum distribution specified in Subsection 6.2(a) above, only during the first election period in which the Participant makes a deferral election, even if the Participant initially elects to receive only a Scheduled In-Service Withdrawal. Unless a Participant elects an installment form of distribution at the time of the Participant's initial deferral election, then the Participant will be deemed to have elected to receive such distributions in a lump sum for all Plan Years in which the Participant receives a distribution due to separation from service or Disability."

2. Effective January 1, 2020, Section 6.5 is amended in its entirety to read as follows:
"6.5 Distributions to Specified Employees. If a Participant becomes entitled to a distribution on account of a separation from service (other than due to death or Disability) and is a Specified Employee on the date of the separation from service, distributions shall not commence until at least six months following his or her separation from service (or, if earlier, his or her death). Payment to which a Specified Employee would otherwise be entitled to during this six-month period shall (A) if scheduled to be paid in a lump sum, be accumulated and paid, without interest, on the tenth (10th) business day that is six (6) months following the date of the Participant's separation from service; (B) if scheduled to be paid in quarterly installments in accordance with Subsection 6.2(b)(1), each installment payment shall be delayed and the installment payments shall commence during the first month of the calendar quarter following the month that includes the six-month anniversary date of Participant's separation from service; and (3) if scheduled to be paid in annual installments, notwithstanding this Section 6.5, the timing of the annual installment distributions shall be made in accordance with Subsection 6.2(b)(2)."

3. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

In WITNESS WHEREOF, the Seagate Benefits Administrative Committee, by its duly authorized delegate, has executed this Amendment to the Plan on September 26, 2019.

By:	/s/ Janet Farabaugh
Janet Farabaugh, Senior Director, Global Benefits